Exhibit E

Execution Version

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) dated as of December 10, 2020 (the “Effective Date”), by and among Omaha Equity Aggregator, L.P., a Delaware limited partnership (the “Apollo Seller”), Athene Annuity & Life Assurance Company, a Delaware corporation (the “Athene Annuity & Life Assurance Seller”), Athene Annuity and Life Company, an Iowa corporation (the “Athene Annuity and Life Company Seller”, together with the Athene Annuity & Life Assurance Seller, the “Athene Sellers” and together with the Apollo Seller, each, a “Seller” and, collectively, the “Sellers”) and MFA Financial, Inc., a Maryland corporation (the “Company”).

WITNESSETH:

WHEREAS, pursuant to (i) that certain Investment Agreement, dated as of June 15, 2020, by and among the Company, the Apollo Seller and Athene USA Corporation, an Iowa corporation (“Assignor”), and (ii) that certain Assignment and Assumption Agreement by and among Assignor and the Athene Sellers, the Sellers received from the Company the Warrants; and

WHEREAS, each Seller desires to sell, assign and transfer to the Company a portion of the Warrants set forth in Schedule A hereto and the Company shall pay each Seller the amounts for such Warrants set forth in Schedule A in immediately available funds to the accounts set forth therein.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.              Capitalized Terms.  Capitalized terms used but not herein defined shall have the meanings set forth in the Investment Agreement.

2.              Sale and Purchase.  Subject to the payment by the Company to each Seller of the amounts set forth on Schedule A, each Seller hereby sells, assigns and transfers to the Company all of such Seller’s right, title, benefit, privileges and interest in and to a portion of the Warrants set forth on Schedule A opposite such Seller’s name. Pursuant to Section 8 of each Warrant, the parties hereto hereby waive, solely with respect to the portion of the Warrants set forth on Schedule A that is being sold and purchased hereunder, (a) the transfer restrictions set forth in Section 2(i)(i) of each Warrant and (b) the transfer requirements set forth in Section 2(i)(ii) of each Warrant and agree that the sale and purchase set forth in Schedule A shall be effective as of the date hereof.

3.              No Encumbrance.  Each of the Sellers hereby represents that each of the Warrants held by it is free and clear from any Liens except for restrictions imposed by the Securities Act and any applicable securities Laws.

4.              Cancellation of Outstanding Warrant Certificates and Issuance of New Warrant Certificates.  Upon the consummation of the transactions contemplated by this Agreement, (i) the warrant certificates listed on Schedule A shall, without any further action on the part of the Company or any Seller, be deemed cancelled and have no further force or effect and (ii) the Company shall issue to the Sellers new certificates representing the number of Warrants after giving effect to the consummation of the transactions set forth in Section 2 above, as set forth in Schedule A.

5.              Terms of the Investment Agreement.  Article 7 of the Investment Agreement is hereby incorporated and governs this Agreement, including all matters of construction, validity and performance as set forth therein.  Other than the sale and purchase made pursuant to Section 2 of this Agreement, nothing herein is intended to modify, limit, or otherwise affect the representations, warranties, covenants, agreements and indemnities contained in the Investment Agreement, and such representations, covenants, agreements and indemnities shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict between the terms of the Investment Agreement and the terms hereof, other than as it relates to the Assignment made pursuant to Section 2 of this Agreement, the terms of the Investment Agreement shall govern.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

COMPANY:

MFA FINANCIAL, INC.

By:	/s/ Harold E. Schwartz
Name:	Harold E. Schwartz
Title:	Senior Vice President and Secretary

[Signature Page to Sale Agreement]

SELLERS:

ATHENE ANNUITY & LIFE ASSURANCE COMPANY

By: Apollo Insurance Solutions Group LP, its investment adviser

By: AISG GP Ltd., its General Partner

By:	/s/ Matthew S. O’Mara
Name:	Matthew S. O’Mara
Title:	Authorized Signatory

ATHENE ANNUITY AND LIFE COMPANY

By: Apollo Insurance Solutions Group LP, its investment adviser

By: AISG GP Ltd., its General Partner

By:	/s/ Matthew S. O’Mara
Name:	Matthew S. O’Mara
Title:	Authorized Signatory

OMAHA EQUITY AGGREGATOR, L.P.

By: AP Omaha Advisors, LLC, its general partner

By: Apollo Hybrid Value Advisors, L.P., its sole member

By: Apollo Hybrid Value Capital Management, LLC, its general partner

By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

[Signature Page to Sale Agreement]